RBC Royal Bank

Royal Bank of Canada
St. Laurent Business Banking Centre
3900 Cöte-Vertu, Suite 101
5t. Laurent, QC H4R 1V4
Tel.: 514 856.8600
Fax: 514 856.8655

May 6, 2005

Private and Confidential

ICP GLOBAL TECHNOLOGIES INC.
6995 Jeanne Mance
Montreal (Qc) H3N 1W5

Dear Sirs;

We are pleased to offer the credit facilities described below (the "Credit Facilities"), subject to the following terms and conditions.

DEFINITIONS AND SCHEDULES
The attached schedules are incorporated into this agreement by reference Schedule "A" contains definitions of capitalized terms used and not otherwise defined in this agreement. Unless otherwise provided, all dollar amounts are in Canadian currency and accounting terms are to be interpreted in accordance with GAAP.

BORROWER
ICP Global Technologies Inc.	(the "Borrower")

LENDER
Royal Bank of Canada	(the "Bank")

CREDIT FACILITIES
Facility (10): $ 2 000 000 &/or US$ equivalent Revolving Demand Facility, by way of:

(a)         RBP based loans ("RBP Loans");
(b)         RBUSBR based loans in US currency ("RBUSBR Loans");
(c)         Bankers' Acceptances ("BAs");
(d)         Letters of Credit Canadian currency and/or US currency ("LCs");

Each use of the Credit Facilities is a "Borrowing" and all such usages outstanding at anytime are "Borrowings". Schedule "C" contains terms and conditions applicable to Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans which must be complied with.

Page2

FEF CONTRACTS
At the Borrower's request the Bank may enter into Foreign Exchange Forward Contracts ("FEF Contracts") with the Borrower from time to time. The Bank makes no commitment to enter into any FEF Contract and may at any time in its sole discretion decline to enter into any FEF Contract. FEF Contracts will be governed by the terms and conditions set forth in the FEF Contracts Schedule attached hereto.

TERMS OF OTHER FACILITIES
The Credit Facilities are in addition to the following:

(a)	corporate VISA to a maximum amount of $ 100 000 which is governed by this agreement and separate agreements between the Borrower and the Bank.

In the event of conflict between this agreement and any separate agreement delivered in connection with any such other facilities, the terms of such separate agreement shall govern.

PURPOSE
Facility (10)
Finance general operating requirements.

AVAILABILITY
Facility (10)
The Borrower may borrow, convert, repay and reborrow up to the amount of this revolving facility, provided:

(a)

the aggregate Borrowings outstanding under this facility (including, without limitation and all LCs ) must not exceed at any time the aggregate of the following, less Potential Prior-Ranking Claims (the "Borrowing Limit"):

	(i)	75% of Good Accounts Receivable (US and Canadian) not insured by EDC, as well as the portion that exceeds the limits established by EDC; and

	(ii)	90% of Good Accounts Receivable insured by EDC and within the limits established by EDC; and

(iii)

65% of the value of the Borrower's good Foreign accounts receivable (Australia, Belgium, Italy, Germany and United Kingdom) not insured by EDC, as well as the portion that exceeds the limits established by EDC; and

	(iv)	33% of the lesser of cost or net realizable value of Unencumbered Inventory (finished goods), to a maximum of $ 500 000;

(b)

this facility is made available at the sole discretion of the Bank and the Bank may cancel or restrict availability of any unutilized portion of this facility at any time and from time to time without notice or demand.

REPAYMENT
Facility (10)
Borrowings under this facility are expected to revolve with operating requirements. Notwithstanding compliance with the covenants and all other terms and conditions of this agreement,and regardless of the maturities of any outstanding instruments or contracts, Borrowings under this facility are repayable on demand and the Bank may terminate this facility at any time, without notice or demand.

Upon demand or termination, the Borrower shall pay to the Bank all Borrowings outstanding under this facility including, without limitation, an amount equal to the aggregate of the face amounts of all BAs and LCs which are unmatured or unexpired, which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such instruments or contracts.

INTEREST RATES AND FEES
Facility (10)
RBP Loans:	RBP plus 0.50% per annum.
RBUSBR Loans:	RBUSBR plus 0.50% per annum.
BAs:	Market rate BAs plus 1.75 % per annum.
LCs:	Fee to be quoted by the Bank at the time of issue of each LC.

Arrangement Fee
An arrangement fee of $ 5 000 is payable by the Borrower upon acceptance of this agreement. This fee is non-refundable and is deemed to be earned by the Bank upon acceptance of this agreement, to compensate for time, effort and expense incurred by the Bank in approving these facilities.

Revolvement Fee
An administration fee of $ 25 per month, for revolving RBP Loans and RBUSBR Loans under Facility(1) is payable monthly.

Borrowing Limit Calculation Fee
Administration fees of $ 200 per month are payable monthly.

CALCULATION AND PAYMENT OF INTEREST AND FEES
RBP Loans and RBUSBR Loans
The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 21th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RBUSBR Loans shall be paid in US currency.

LC Fees
The Borrower shall pay an LC fee on the date of any payment made by the Bank pursuant to a drawing under any LC calculated on the amount drawn, based upon the number of days the LC was outstanding and a year of 365 days. If the total amount available under any LC has not been drawn prior to the expiry of such LC, the Borrower shall pay an LC fee calculated on the undrawn portion of such LC on the expiry date thereof, based upon the number of days the LC was outstanding and a year of 365 days.

BAs
The Borrower shall pay an acceptance fee in advance on the date of issue of each BA at the applicable rate provided for in this agreement. Acceptance fees shall be calculated on the face amount of the BA issued and based upon the number of days in the term thereof and a year of 365 days.

Limit on Interest
The Borrower shall not be obligated to pay any interest, fees or costs under or in connection with this agreement in excess of what is permitted by law.

Overdue Payments
Any amount that is not paid when due hereunder shall, unless interest is otherwise payable in respect thereof in accordance with the terms of this agreement or the instrument or contract governing same, bear interest until paid at the rate of RBP plus 5% per annum or, in the case of an amount in US currency, RBUSBR plus 5% per annum.

Equivalent Yearly Rates
The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year rn which such calculation is made and divided by 365 or, in the case of Libor Loans,divided by 360.

Time and Place of Payment
Amounts payable by the Borrower hereunder shall be paid at the Branch of Account in the applicable currency. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, maturity date, demand and judgement.

EXCHANGE RATE FLUCTUATIONS
If, for any reason, the amount of Borrowings outstanding under any facility, when converted to the Equivalent Amount in Canadian currency, exceeds the amount available under such facility, the Borrower shall immediately repay such excess or shall secure such excess to the satisfaction of the Bank.

INCREASED COSTS
The Borrower shall reimburse the Bank for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to the Bank hereunder (other than taxes on the overall net income of the Bank), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Credit Facilities imposed by any applicable law or the interpretation thereof.

EVIDENCE OF INDEBTEDNESS
The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of each Borrowing, the payment of principal and interest and all other amounts becoming due to the Bank under this agreement.

The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

The Borrower authorizes and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable by the Borrower to the Bank pursuant to this agreement.

GENERAL ACCOUNT
The Borrower shall establish a current account with the Bank (the "General Account") for the conduct of the Borrower's day to day banking business. If the balance in the General Account:

(a)

is a credit, the Bank may apply, at any time in its discretion,the amount of such credit or part thereof, rounded to the nearest $ 5 000, as a repayment of  Borrowings outstanding by way of RBP Loans under Facility (10), or

(b)

is a debit, the Bank may, subject to availability, make available a Borrowing by way of an RBP Loan under Facility (10) in an amount, rounded to the nearest $ 5 000, as is required to place the General Account at not less than a zero balance.

CONDITIONS PRECEDENT
The availability of any Borrowing is conditional upon the receipt of:

(a)	a duly executed copy of this agreement;

(b)	a Audited financial statement of the Borrower as at January 31, 2005 revealing no major changes from the DRAFT received;

(c)	a confirmation of EDC insurance policy, reflecting RBC as the beneficiary;

(d)	a confirmation of assets declared on the Personal Statement of affairs of Sassoon Peress;

(e)

the security provided for herein, in form and substance satisfactory to the Bank, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions and legal opinions as the Bank may reasonably require; and

(f)	such financial and other information or documents relating to the Borrower or Guarantor as the Bank may reasonably require.

SECURITY
Security for the Borrowings and all other obligations of the Borrower to the Bank shall include:

(a)	Assignment by the Borrower under Section 427 of the Bank Act (Canada) covering raw materials, goods in process and finished products;

(b)	Moveable hypothec on universalities on the Bank's form 890 signed by the Borrower constituting a first ranking security interest in the universality of assets of the Borrower;

(c)

Surety ship and subordination of claim on the Bank's form 813 in the amount of $ 400 000 signed by Sassoon Maurice Peress (This guarantee will be in force only when borrowings exceed $ 500 000. In addition this guarantee will be annulled upon the substitution of cash collateral (held in the name of 4245466 Canada Inc.) following the sale of the client's building);

(d)

Suretyship and subordination of claim on the Bank's form 813 in the amount of $ 400 000 signed by 4245466 Canada Inc., supported by a moveable hypothec on universalities on the Bank's form 890 constituting a first Guarantee Certificate Investment of 4245466 Canada Inc.:

(e)	Subordination of claims on the Bank's form 919 signed by ICP Solar Technologies Inc.;

(f)	Subordination of claims on the Bank's form 919 signed by 4245466 Canada Inc.

(g)	Commitment letter giving consent to RBC Royal Bank to obtain information from government authorities about prior ranking claims;

(h)	UCC Uniform Commercial Code;

(i)	General coverage from Export Development Canada (EDC), assigned in favour of the Bank.

REPRESENTATIONS AND WARRANTIES
Each of the Borrower and Guarantor represents and warrants to the Bank which representations and warranties are deemed to be repeated as at the time of each Borrowing hereunder that:

(a)	it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Quebec;

(b)

the execution, delivery and performance by it of this agreement have been duly authorized by all necessary actions and do not violate its constating documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(c)

no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith.

REPORTING COVENANTS
The Borrower covenants and agrees with the Bank, while this agreement is in effect, to provide the Bank with:

(a)	monthly Statement of Borrowing Limit, substantially in the form 1398 or

Statement titled "Information required to calculated ending Value", within 30 days of each month end;

(b)	quarterly in-house financial statements for the Borrower, within 30 days of each quarter end;

(c)	annual audited financial statements for the Borrower, within 120 days of each fiscal year end;

(d)	annual consolidated financial statements for the ICP Group, within 120 days of each fiscal year end;

(e)	annual non consolidated financial statements for each of the operating companies, within 120 days of each fiscal year end;

(f)	annual compiled financial statements for the ICP Solar Technologies Inc., within 120 days of each fiscal year end;

(g)	Updated Personal Statement of Affairs to be provided annually by all guarantors, or at the discretion of the bank, biennially;

(h)	such other financial and operating statements and reports as and when the Bank may reasonably require.

GENERAL COVENANTS
Each of the Borrower and Guarantor covenants and agrees with the Bank, while this agreement is in effect:

(a)	to pay all sums of money when due by it under this agreement;

(b)

to provide the Bank with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of this agreement or any security agreement given in connection therewith;

(c)

to give the Bank 30 days prior written notice of any intended change in the ownership of its shares and not to consent to or facilitate a change in the ownership of  its shares without the prior written consent of the Bank;

(d)	to keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(e)

to file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all taxes(including interest and penalties)and Potential Prior-Ranking Claims when due,and to provide adequate reserves for the payment of any tax, the payment of which is being contested;

(f)	to comply in all material respects with all Applicable Laws including, without limitation, all Environmental Laws:

(g)	not to, without the prior written consent of the Bank, grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting any of its properties, assets or other rights;

(h)

not to, without the prior written consent of the Bank, sell, transfer, convey, lease or otherwise dispose of  any of  its properties or assets other than in the ordinary course of  business and on commercially reasonable terms;

(i)

not to, without the prior written consent of the Bank, guarantee or otherwise provide for, on a direct, indirect or contingent basis, the Payne any monies or performance of any obligations by any other Person,except as may be provided for herein;

(j)	not to, without the prior written consent of the Bank, merge, amalgamate, or otherwise enter into any other form of business combination with any other Person;

(k)

to provide the Bank with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Bank from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

(i)

to permit the Bank or its representatives, from time to time, to visit and inspect the Borrower's premises, properties and assets and examine and obtain copies of the Borrower's records or other information and discuss the Borrower's affairs with the auditors, counsel and other professional advisers of  the Borrower.

FINANCIAL COVENANTS
The Borrower covenants and agrees with the Bank, while this agreement is in effect:

(a)	to maintain, to be measured as at the end of each fiscal quarter:

	(i)	Tangible Net Worth of at least $ 2 000 000;

(b)	to maintain, to be measured as at the end of each fiscal year:

	(i)	a ratio of Total Liabilities to Tangible Net Worth of not greater than 2:1.

Nothing contained in the foregoing Covenants sections shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

EVENTS OF DEFAULT
Without limiting any other rights of the Bank under this agreement, if any one or more of the following events(herein an "Event of Default") has occurred and is continuing:

(a)	the Borrower fails to pay when due any principal, interest,fees or other amounts due under this agreement;

(b)	the Borrower or the Guarantor breaches any provision of this agreement or any security or other agreement with the Bank or any subsidiary or affiliate of the Bank:

(c)

the Borrower or the Guarantor defaults in the payment of any indebtedness to any Person other than the Bank, or in the performance or observance of any agreement in respect of any such indebtedness where,as a result of such default, the maturity of such indebtedness is or may be accelerated;

(d)	any representation or warranty made or deemed to have been made herein or in any certificate or security provided for herein shall be false or inaccurate in any materially adverse respect;

(e)	there is, in the opinion of the Bank, a material adverse change in the financial condition, operation or ownership of the Borrower or the Guarantor;

(f)	the Borrower or the Guarantor is unable to pay its debts as such debts become due,or is, or is adjudged or declared to be, or admits to being,bankruptor insolvent;

(g)

any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced for (i) the bankruptcy, liquidation, winding-up, dissolution or suspension of general operations of the Borrower (or the Guarantor),or (ii) the composition, re-scheduling, reorganization,arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts of the Borrower for Guarantor],or (iii) the appointment of a trustee, receiver, receiver and manager ,liquidator, administrator, custodian or other official for, all or any significant part of the assets of the Borrower or the Guarantor,or (rv) the possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, all or any significant part of the assets of the Borrower;

(h)

any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager,agent,bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of, or forecloses or retains,or sells or otherwise disposes of, or otherwise proceeds to enforce security over all or any significant part of the assets of the Borrower or the Guarantor or gives notice of its intention to do any of the foregoing, then, in such event,the ability of the Borrower to make further Borrowings under any Credit Facility which is a term facility under this agreement shall immediately terminate and the Bank may, by written notice to the Borrower, declare the Borrowings outstanding under any such Credit Facility to be immediately due and payable. Upon receipt of such written notice,the Borrower shall immediately pay to the Bank all Borrowings outstanding under any Credit Facility which is a term facility under this agreement and all other obligations of the Borrower to the Bank in connection with any such Credit Facility under this agreement including, without limitation, an amount equal to the aggregate of the face amounts of all BAs and LCs which are unmatured or unexpired,which amount shall be held by the Bank as security for the Borrower's obligations to the Bank in respect of such instruments or contracts. The Bank may enforce its rights to realize upon its security and retain an amount sufficient to secure the Bank for the Borrower's obligations to the Bank in respect of such contracts or instruments.

Nothing contained in the foregoing Events of Default section shall limit any right of the Bank under this agreement to terminate or demand payment of, or cancel or restrict availability of any unutilized portion of, any demand or other discretionary facility made available under this agreement.

SUCCESSORSAND ASSIGNS
This agreement shall be binding upon and ensure to the benefit of the parties and their respective successors and permitted assigns.

The Bank may assign all or part of its rights and obligations under this agreement to any Person. The rights and obligations of the Borrower under this agreement may not be assigned without the prior written consent of the Bank.

The Bank may disclose to potential or actual assignees confidential information regarding the Borrower (including, any such information provided by the Borrower to the Bank) and shall not be liable for any such disclosure.

GENERAL
Expenses
The Borrower agrees to pay all fees (including legal fees), costs and expenses incurred by the Bank in connection with the preparation, negotiation and documentation of this agreement and the security provided for herein and the operation or enforcement of this agreement and the security provided for herein.

Review
The Bank may conduct periodic reviews of the affairs of the Borrower, as and when determined by the Bank, for the purpose of evaluating the financial condition of the Borrower. The Borrower shall make available to the Bank such financial statements and other information and documentation as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

Potential Prior-Ranking Claims
The Borrower hereby grants its consent (such grant to remain in force as long as this agreement is in effect or any Borrowings are outstanding) to any Person having information relating to any Potential Prior-Ranking Claim arising by any law, statute, regulation or otherwise and including, without limitation, claims by or on behalf of government to release such information to the Bank at any time upon its written request for the purpose of assisting the Bank to evaluate the financial condition of the Borrower.

Set Off
The Bank is authorized, but not obligated, at any time, to apply any credit balance, whether or not then due, to which the Borrower is entitled on any account in any currency at any branch or office of the Bank in or towards satisfaction of the obligations of the Borrower due to the Bank under this agreement. The Bank is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

Non-Merger
The provisions of this agreement shall not merge with any security provided to the Bank, but shall continue in full force for the benefit of the parties hereto.

Amendments and Waivers
No amendment or waiver of any provision of this agreement will be effective unless it is in writing signed by the Borrower and the Bank. No failure or delay, on the part of the Bank, in exercising any right or power hereunder or under any security document shall operate as a waiver thereof. The Guarantor agrees that the amendment or waiver of any provision of this agreement (other than agreements, covenants or representations expressly made by the Guarantor herein, if any) may be made without and does not require the consent or agreement of, or notice to, the Guarantor.

Severability
If any provision of this agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions of this agreement.

Judgement Currency
If for the purpose of obtaining judgement in any court in any jurisdiction with respect to this agreement,it is necessary to convert into the currency of such jurisdiction (the "Judgement Currency") any amount due hereunder in any currency other than the Judgement Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgement is given. For this purpose "rate of exchange"means the rate at which the Bank would, on the relevant date, be prepared to sell a similar amount of such currency in the Toronto foreign exchange market, against the Judgement Currency, in accordance with normal banking procedures.

In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgement is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in the Judgement Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency together with interest at RBP and expenses (including legal fees on a solicitor and client basis). Any additional amount due from the Borrower under this section will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this agreement.

Governing Law
This agreement shall be construed in accordance with and governed by the laws of the Province of Quebec and of Canada applicable therein.

Whole Agreement
This agreement, the security and any other written agreement delivered pursuant to or referred to in this agreement constitute the whole and entire agreement between the parties in respect of the Credit Facilities. There are no verbal agreements, undertakings or representations in connection with the Credit Facilities.

Joint and Several
Where more than one Person is liable as Borrower for any obligation under this agreement,t hen the liability of each such Person for such obligation is joint and several with each other such Person.

Time
The mere lapse of time fixed for performing and obligation hereunder shall have the effect of putting the debtor in default thereof.

Language
The parties hereto have required that this offer, as well as all document which relate to it, be drafted in English. Les parties aux présentes ont requis que cette offre ainsi que tous les documents s'y rattachant soient rédigés en anglais.

Acceptance

This offer is open for acceptance until June 6, 2005, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

Lise Lafontaine
Account Manager
(514) 856-8631

We acknowledge and accept the foregoing terms and conditions as of _________________________,2005.

ICP GLOBAL TECHNOLOGIES INC.

By: ___________________________________
Name:
Title:

I/We have authority to bind the [Corporation.]

We acknowledge and confirm our agreement with the foregoing terms and conditions, as Guarantor(s)as of __________________, 2005.

4245466 CANADA INC.

By: ___________________________________
Name:
Title:

We acknowledge and confirm our agreement with the foregoing terms and conditions, Guarantor(s)as of _____________________, 2005.

Schedule"A" to the agreement dated May 6, 2005, between ICP Global Technologies Inc., as Borrower, and Royal Bank of Canada, as the Bank.

DEFINITIONS

For the purpose of this agreement,the following terms and phrases shall have the following meanings:

"Applicable Laws" means,with respect to any Person, property, transaction or event, all present or future Applicable Laws, statutes, regulations, rules, orders, codes, treaties, conventions, judgements, awards, determinations and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction in any applicable jurisdiction;

"Bankers' Acceptance" or "BA" means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), drawn on the Bank by, and payable to the order of, the Borrower which have been accepted by the Bank;

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be a legal holiday or a day on which banking institutions are closed in the province of the Branch of Account and, when used in connection with a Libor Loan, means, in addition to the foregoing, a day on which dealings in US currency deposits by and between leading banks in the London Interbank Market may be concluded;

"Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

"Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

"Environmental Laws" means all Applicable Laws relating to the environment or occupational health and safety, or any Environmental Activity;

"Equivalent Amount" means, with respect to an amount of any currency, the amount of any other currency required to purchase that amount of the first mentioned currency through the Bank in Toronto, in accordance with  normal banking procedures;

"Eurocurrency" means US Dollars, Sterling, Deutsche Marks, Swiss Francs, Japanese Yen or any other currency which is freely convertible on the London Interbank Market;

"GAAP" means, generally accepted accounting principles in effect from time to time in Canada applied in a consistent manner from period to period;

"Good Accounts Receivable" means accounts receivable of the Borrower excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date (or 120 days according to the EDC policy), provided that the under 90 day portion (or 120 days according to the EDC policy) may be included where the Bank has designated such portion as nevertheless good, (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) the amount of all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank has previously advised to be ineligible;

"Guarantor" this agreement as Guarantor, means any Person who has executed

"Letter of Credit" or "LC" means a documentary credit issued by the Bank on behalf of the Borrower for the purpose of paying suppliers of goods;

"Letter of Guarantee" or "LG" means a documentary credits issued by the Bank on behalf of the Borrower for the purpose of providing security to a third party that the Borrower or a person designated by the Borrower will perform a contractual obligation owed to such third party;

"Person" includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity;

"Potential Prior-Ranking Claims" means all amounts owing or required to be paid where the failure to pay any such amount could give rise to a claim pursuant to any law, statute, regulation or otherwise, which ranks or is capable of ranking in priority to the Bank's security or otherwise in priority to any claim by the Bank for repayment of any amounts owing under this agreement;

"RBP"and "Royal Bank Prime" each means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on commercial loans made in Canadian currency in Canada;

"RBUSBR" and "Royal Bank US Base Rate" each means the annual rate of interest announced by the Bank from time to time as a reference rate then in effect for determining interest rates on commercial loans made in US currency in Canada:

"Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust,and when used as a noun has a similar meaning;

"Unencumbered Inventory" means inventory of the Borrower which is not subject to any security interest or other encumbrance or any other right or claim which ranks or is capable of ranking in priority to the Bank's security including, without limitation, rights of unpaid suppliers under the Bankruptcy and Insolvency Act, Canada, to repossess inventory within 30 days after delivery;

"US"means United States of America.

Definitions Related to Financial Covenants

"Capital Expenditures" means, for any fiscal period, any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of  business;

"Corporate Distributions" means any payments to any shareholder, director or officer of the Borrower, or to any associate for holder of Subordinated Debt] of the Borrower, or to any shareholder, director or officer of any associate for holder of Subordinated Debt] of the Borrower, including, without limitation, bonuses, dividends, salaries or repayment of debt or making of loans to any such Person, but excluding salaries to officers or other employees in the ordinary course of business.

"Current Assets" means, at any time, those assets ordinarily realizable within one year from the date of determination or within the normal operating cycle, where such cycle is longer than a year;

"Current Liabilities" means,at any time, amounts payable within one year from the date of determination or within the normal operating cycle, where such cycle is longer that a year (the operating cycle must correspond with that used for current assets);

"Current Ratio" means the ratio of Current Assets to Current Liabilities;

"Debt Service Coverage" means, for any fiscal period, the ratio of EBITDA to the total of Interest Expense and scheduled principal payments in respect of Funded Debt;

"EBIT" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during the period;

"EBITDA" means, for any fiscal period, net income from continuing operations (excluding extraordinary gains or losses) plus, to the extent deducted in determining net income, Interest Expense and income taxes accrued during, and depreciation, depletion and amortization expenses deducted for, the period;

"Equity" means the total of share capital, [(excluding preferred shares redeemable within one year)] contributed surplus and retained earnings [plus Postponed Debt];

"Financial Assistance" means any form of direct or indirect financial assistance of any other Person by means of a loan, guarantee or otherwise or any obligations (contingent or otherwise) intended to enable another Person to incur or pay any debt or comply with any agreements related hereto or to otherwise assure or protect creditors of another Person against loss in respect of debt or any other obligations of such other Person;

"Fixed Charges" means, for any fiscal period, the total of Interest Expense, scheduled principal payments in respect of Funded Debt, [payments under operating [eases] and Corporate Distributions;

"Fixed Charge Coverage" means, for any fiscal period, the ratio of EBITDA [plus payments under operating [eases] less cash income taxes and unfunded Capital Expenditures to Fixed Charges;

"Funded Debt" means, at any time, all obligations for borrowed money which bears interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capital lease obligations and all indebtedness secured by purchase money security interests, [plus the amount of any guarantees or other financial assistance provided in respect of liabilities of a third party], [but excluding Postponed  Debt];

"Interest Coverage Ratio" means the ratio of EBIT to Interest Expense;

"Interest Expense" means, for any fiscal period, the aggregate cost of advances of credit outstanding during that period including, without limitation, interest charges, capitalized interest, the interest component of capital leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances;

"Investment" means the acquisition (whether for cash, property, services, securities or otherwise) of shares, bonds, notes, debentures, partnership or other property interest, or other securities of any other Person or any agreement to make any such acquisition;

"Postponed Debt" means indebtedness that is fully postponed and subordinated, both as to principal and interest, on terms satisfactory to the Bank, to the obligations owing to the Bank hereunder;

"Tangible Net Worth" means the total of Equity [plus Postponed Debt] less intangibles, [deferred charges and leasehold improvements]. For the purpose hereof, intangibles are assets lacking physical substance;

"Total Capital" means of [Total Liabilities / Funded Debt] plus Equity;

"Total Liabilities" means all liabilities, exclusive of deferred tax liabilities [and Postponed Debt];

"Working Capital" means Current Assets less Current Liabilities.

Schedule"C" to the agreement dated May 6, 2005, between ICP Global Technologies Inc., as Borrower, and Royal Bank of Canada, as the Bank.

BORROWING CONDITIONS

Borrowings made otherwise than by way of RBP Loans or RBUSBR Loans will be subject to the following terms and conditions:

BAs:

(a)

BAs shall be issued and mature on a Business Day and shall be issued in minimum face amounts of $ 500 000 or such larger amount as is a whole multiple of $ 100 000 for terms of not less than 30 and not more than 180 days;

(b)	the Bank may, in its sole discretion, refuse to accept the Borrower's drafts or limit the amount of any BA issue at any time;

(c)

notwithstanding any other provision of this agreement, the Borrower shall indemnify the Bank against any loss, cost or expense incurred by the Bank if any BA is repaid, prepaid, converted or cancelled other than on the maturity date of such BA;

(d)	any BA issued under a term facility must have a maturity on or before the maturity date of the term facility, unless otherwise agreed by the Bank;and

(e)

prior to the issue of any BA the Borrower shall execute the Bank's standard form of undertaking and agreement in respect of BAs. If there is any inconsistency at any time between the terms of this agreement and the terms of the Bank's standard form of undertaking and agreement,the terms of this agreement shall govern.

LCs or LGs:

(a)	each LC and LG shall expire on a Business Day and shall have a term of not more than 365 days;

(b)

at least 2 Business Days prior to the issue of an LC or LG, the Borrower shall execute a duly authorized application with respect to such LC or LG and each LC and LG shall be governed by the terms and conditions of the relevant application for such contract;

(c)	an LC or LG may not be revoked prior to its expiry date unless the consent of the beneficiary of the LC or LG has been obtained; and

(d)	if there is any inconsistency at any time between the terms of this agreement and the terms of the application for LC or LG, the terms of the application for LC or LG shall govern.

FEF CONTRACTS SCHEDULE

FEF Contract Definitions

"Foreign Exchange Forward Contract" or "FEF Contract" means a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Bank;

Conditions Applicable to FEF Contracts

At the Borrower's request, the Bank may agree to enter into FEF Contracts with the Borrower from time to time. The Borrower acknowledges that the Bank makes no formal commitment herein to enter into any FEF Contract and the Bank may, at any time and at all times, in its sole and absolute discretion, accept or reject any request by the Borrower to enter into a FEF Contract. If the Bank does enter into a FEF Contract with the Borrower, it will do so subject to the following:

(a)	the Borrower shall promptly issue or countersign and return a confirmation or acknowledgement of the terms of each such FEF Contract as required by the Bank:

(b)

the Borrower shall, if required by the Bank, promptly enter into a Foreign Exchange and Options Master Agreement or such other agreement in form and substance satisfactory to the Bank to govern the FEF Contract(s);

(c)

in the event of demand for payment under the agreement of which this schedule forms apart, the Bank may terminate all or any FEF Contracts. If the agreement governing any FEF Contract does not contain provisions governing termination, any such termination shall be effected in accordance with customary market practice. The Bank's determination of amounts owing under any terminated FEF Contract shall be conclusive in the absence of manifest error. The Bank shall apply any amount owing by the Bank to the Borrower on termination of any FEF Contract against the Borrower's obligations to the Bank under the agreement and any amount owing to the Bank by the Borrower on such termination shall be added to the Borrower's obligations to the Bank under the agreement and secured by the Bank's security;

(d)

the Borrower shall pay all required fees in connection with any FEF Contracts and indemnify and hold the Bank harmless against any loss, cost or expense incurred by the Bank in relation to any FEF Contract;

(e)

any rights of the Bank herein in respect of any FEF Contract are in addition to and not in limitation of or substitution for any rights of the Bank under any agreement governing such FEF Contract. In the event that there is any inconsistency at any time between the terms hereof and any agreement governing such FEF Contract, the terms of such agreement shall prevail; and

(f)

in addition to any security which may be held at any time in respect of any FEF Contract, upon request by the Bank from time to time, the Borrower will deliver to the Bank such security as is acceptable to the Bank as continuing collateral security for the Borrower's obligations to the Bank in respect of  FEF Contracts.